EXHIBIT 99.1

[ATHEROGENICS, INC. LOGO]

FOR IMMEDIATE RELEASE

AtheroGenics Reports Third Quarter 2006 Financial Results

ATLANTA, GA - October 24, 2006 - AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the third quarter and nine months ended September 30, 2006.

AtheroGenics reported revenues of $10.3 million for the third quarter 2006 and $20.7 million for the nine months ended September 30, 2006. There were no revenues in 2005. The majority of the 2006 revenues, including $6.3 million in the third quarter and $16.7 million for the nine month period, reflect the amortization of the $50 million up-front license fee received from AstraZeneca in February 2006. In addition, $4.0 million in revenues were recorded in the third quarter and the nine month period for research and development services performed for AstraZeneca related to FOCUS (Follow up Of Clinical Outcomes: The Long-term AGI-1067 plus Usual Care Study), a follow-up Phase III clinical trial for patients who have completed ARISE.

Research and development expenses were $21.8 million for the third quarter of 2006, a $1.3 million increase from $20.5 million for the comparable period in 2005. This increase was principally due to $4.0 million in costs for the initiation of the FOCUS clinical trial. These costs were largely offset by lower spending related to other trials in the AGI-1067 clinical program. For the nine months ended September 30, 2006, research and development expenses totaled $54.5 million, compared to $56.0 million for the same period in 2005. This decline reflected the lower spending in the on-going AGI-1067 development program, including decreased costs for clinical trials, clinical supplies and manufacturing scale-up activities, partially offset by the costs associated with the initiation of the FOCUS trial. Also impacting the comparisons in both periods were non-cash stock-based compensation expenses of $1.2 million and $3.5 million for the third quarter and nine month period, respectively, resulting from AtheroGenics’ adoption at the beginning of 2006 of Statement of Financial Accounting Standards No. 123(R), which requires the expensing of employee stock options.

Marketing, general and administrative expenses totaled $3.1 million for the third quarter ended September 30, 2006, compared to $2.1 million for the same period in the prior year. For the nine months ended September 30, 2006, marketing, general and administrative expenses totaled $10.0 million, compared to $6.1 million for the same period in 2005. The increase during both periods was primarily due to stock-based compensation expenses of $1.1 million and $3.1 million for the third quarter and nine month period, respectively.

Interest and other income increased to $2.4 million in the third quarter ended September 30, 2006, compared to $1.8 million recorded for the quarter ended September 30, 2005. For the nine months ended September 30, 2006, interest and other income increased to $7.0 million, compared to $4.9 million recorded for the nine months ended September 30, 2005. The increase in both the quarterly and nine month periods was a result of higher interest rates on the Company’s invested cash.

AtheroGenics recorded interest expense of $2.1 million during the third quarter ended September 30, 2006, compared to $2.3 million in the same quarter last year. Interest expense for the first nine months of 2006 was $6.3 million, as compared to $6.6 million for the same period in 2005. The decrease in interest expense during the third quarter and nine months of 2006, as compared to the same periods in 2005, was primarily due to the effect of a lower debt balance as a result of the exchange of a portion of the Company’s 4.5 percent convertible notes for common stock in January 2006.

For the nine months ended September 30, 2006, the Company recorded $3.5 million in other expense attributable to non-cash costs related to the exchange of a portion of the Company’s 4.5 percent convertible notes for common stock in January 2006.

In summary, AtheroGenics reported a net loss of $14.4 million, or $0.36 per share, for the third quarter of 2006, as compared to $23.1 million, or $0.61 per share, reported for the same period in 2005. Net loss reported for the first nine months of 2006 was $46.7 million, or $1.19 per share, as compared to a net loss of $63.9 million or $1.69 per share for the first nine months of 2005.

At September 30, 2006, cash, cash equivalents and short-term investments totaled $172 million.

2006 Financial Guidance Update
AtheroGenics updated its financial guidance for 2006 to report that it currently expects its net loss per share for the full year to be in the range of $1.65 to $1.75. This range is based on the current forecast for spending in the AGI-1067 development program. The Company further advised that net cash use for 2006 is expected to be in the range of $30-$35 million, which takes into account the $50 million upfront license fee received from AstraZeneca in early 2006.

“We are very pleased with our progress in the third quarter,” stated Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics.  “Site close down activities were initiated in August for the ARISE trial and we are on track to announce top-line results from this pivotal Phase III clinical study in the early part of 2007.”

Webcast and Conference Call Information
AtheroGenics will be hosting a conference call and webcast today at 9:00 a.m. ET to discuss third quarter 2006 financial results and to provide a Company update. The conference call may be accessed by dialing 1-877-407-8031 (domestic) or 1-201-689-8031 (international), five minutes prior to the start time. A replay of the call will be available from 11:00 a.m. ET on Tuesday, October 24, 2006, until 11:59 p.m. ET on October 31, 2006. Rebroadcast telephone numbers are 1-877-660-6853 (domestic) or 1-201-612-7415 (international), account number 286 and conference ID number 216271. To access the webcast, log on to the Company’s Investor Relations Web site at http://www.atherogenics.com/investor/index.html. An archived version of this webcast will be available at the same location through January 25, 2007.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has two drug development programs currently in the clinic. AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III ARISE clinical trial as an oral therapy for the treatment of atherosclerosis, in collaboration with AstraZeneca. AGI-1096 is a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Astellas. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma utilizing its proprietary vascular protectant® technology. For more information about AtheroGenics, please visit http://www.atherogenics.com.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about clinical trial results, our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the second quarter of 2006. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.	AtheroGenics, Inc.	Investor Relations
Mark P. Colonnese	Donna L. Glasky	Lilian Stern
Chief Financial Officer	Corporate Communications	Stern Investor Relations, Inc.
678-336-2511	678-336-2517	212-362-1200
investor@atherogenics.com	investor@atherogenics.com	lilian@sternir.com

AtheroGenics, Inc.
Statements of Operations
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues:
License fees	$6,250,000	$—	$16,666,667	$—
Research and development	4,042,683	—	4,042,683	—
Total revenues	10,292,683		20,709,350

Operating expenses:
Research and development	21,806,971	20,459,188	54,514,773	55,995,126
Marketing, general and administrative	3,111,042	2,082,075	9,990,244	6,134,624
Total operating expenses	24,918,013	22,541,263	64,505,017	62,129,750

Operating loss	(14,625,330)	(22,541,263)	(43,795,667)	(62,129,750)
Interest and other income	2,391,460	1,755,508	6,998,118	4,881,021
Interest expense	(2,139,450)	(2,271,597)	(6,335,565)	(6,645,558)
Other expense	—	—	(3,521,236)	—
Net loss	$(14,373,320)	$(23,057,352)	$(46,654,350)	$(63,894,287)

Net loss per share -
basic and diluted	$(0.36)	$(0.61)	$(1.19)	$(1.69)

Weighted average shares
outstanding - basic and diluted	39,451,933	37,852,507	39,359,938	37,701,715

Balance Sheet Data
(Unaudited)

	September 30,	December 31,
	2006	2005

Cash, cash equivalents and short-term investments	$172,006,837	$182,504,523
Working capital	146,509,545	173,164,668
Total assets	196,667,816	197,497,527
Long-term obligations, less current portion	286,000,000	300,053,796
Accumulated deficit	(341,329,224)	(294,674,874)
Total shareholders’ deficit	(135,906,058)	(115,436,216)